Exhibit 10.27

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), effective as of September 30, 2014, is made by and between Viking Therapeutics, Inc. (the “Company”) and Michael Dinerman, M.D. (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, effective as of June 2, 2014 (the “Agreement”); and

WHEREAS, the Company and Executive wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and in reliance on the recitals set forth above, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment hereby agree as follows:

AGREEMENT

1. The first sentence of Section 2(a) of the Agreement is hereby amended and restated in its entirety as follows: “The Company shall pay Executive a base salary (“Base Salary”) at an annual rate of $178,831 for the period from the Effective Date through September 30, 2014, each inclusive, and at an annual rate of $149,026 for the period from October 1, 2014 through the date of completion of the Company’s Initial Public Offering (“IPO”), each inclusive.”

2. The first sentence of Section 2(c) of the Agreement is hereby amended and restated in its entirety as follows: “The Board will recommend to the Compensation Committee that Executive receive, upon the closing date of the IPO: (a) a stock option to purchase 45,000 shares of common stock of the Company (the “Common Stock”) (as adjusted for stock splits, stock dividends, recapitalizations and the like) (the “Option”); (b) an award of 105,000 shares of restricted Common Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like) (the “Initial RSA”); provided that the Company shall be permitted, in its discretion, to withhold shares of Common Stock pursuant to this award in order to pay tax withholding obligations arising upon the vesting of such shares; and (c) an additional award of shares of restricted Common Stock equal to (I) the quotient obtained by dividing (y) (A) the product of (i) $178,831.35 multiplied by (ii) the number of days between September 30, 2014 and the Effective Date, each inclusive, plus (B) the product of (i) $223,539.00 multiplied by (ii) the number of days between October 1, 2014 and the date of the closing of the IPO, each inclusive, by (z) the product obtained by multiplying (I) 365 by (II) the closing sales price of the Common Stock on the date of the closing of the IPO, as reported on The Nasdaq Stock Market LLC, rounded down to the nearest whole share (the “Additional RSA” and, together with the Option and the Initial RSA, the “Awards”).”

3. The validity, interpretation, construction, and performance of this Amendment shall be governed by the laws of the State of California (excluding any that mandates the use of another jurisdiction’s laws). The enforcement of an arbitration award, or any other action in connection with this Amendment, only may be brought in the courts of the County of San Diego, State of California or federal courts situated within the County of San Diego, State of California.

4. The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment, which shall remain in full force and effect.

5. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

6. Except as modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, this Amendment is effective as of the date first above written.

VIKING THERAPEUTICS, INC.

By:	/s/ Brian Lian, Ph.D.
Name:	Brian Lian, Ph.D.
Title:	Chief Executive Officer

/s/ Michael Dinerman, M.D.
Michael Dinerman, M.D.

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